UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 1, 2021

VERTEX ENERGY, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-11476	94-3439569
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1331 Gemini Street Suite 250 Houston, Texas	77058
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (866) 660-8156

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value Per Share	VTNR	The NASDAQ Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02. Termination of a Material Definitive Agreement.

As previously disclosed in the Current Report on Form 8-K filed with the Securities and Exchange Commission by Vertex Energy, Inc. (the “Company”), on November 2, 2021, on November 1, 2021, the Company issued $155.0 million aggregate principal amount at maturity of its 6.25% Convertible Senior Notes due 2027 (the “Notes”). As further disclosed in the prior Form 8-K, the Company planned to use $10.9 million of the net proceeds from the sale of the Notes to repay amounts owed by the Company under its credit facilities with Encina Business Credit, LLC and certain of its affiliates.

Effective on November 1, 2021, the Company repaid in full approximately $10.9 million owed to Encina Business Credit, LLC and certain of its affiliates under the prior credit agreements (which are disclosed in greater detail in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021). As a result of such repayments, that certain ABL Credit Agreement dated February 1, 2017, by and between the Company, certain of its subsidiaries, Encina Business Credit, LLC, and the lenders party thereto, as amended to date (providing for up to $10 million of availability, subject to the terms thereof); and that certain Credit Agreement dated February 1, 2017, by and between the Company, certain of its subsidiaries, Encina Business Credit, LLC, and the lenders party thereto, as amended to date (providing for up to $22 million of availability, subject to the terms thereof), were each terminated, along with all commitments thereunder, and the creditors party thereto agreed to release all guarantees associated therewith and all of their security interests over our assets.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERTEX ENERGY, INC.

Date: November 4, 2021	By:	/s/ Chris Carlson
Chris Carlson
Chief Financial Officer